EXHIBIT NO. 11
             COMPUTER PRODUCTS INC. AND SUBSIDIARIES
        COMPUTATION OF EARNINGS PER COMMON SHARE- PRIMARY
                           (In Thousands)

                                Thirteen Weeks              Twenty-Six Weeks
                                    Ended                        Ended
                              June 28,    June 30,         June 28,    June 30,
                                1996        1995             1996        1995
                              -------     --------         -------     -------
Weighted average number of
 shares outstanding            23,321      22,531          23,149      21,059

Net effect of dilutive stock
 options--based on the
 treasury stock method
 using average market price     1,187       1,617           1,182       1,445
                              -------     -------         -------     -------
Common and common equivalent
 shares outstanding            24,508      24,148          24,331      22,504
                              =======     =======         =======     =======
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                                    EXHIBIT NO. 11
                   COMPUTER PRODUCTS INC. AND SUBSIDIARIES
            COMPUTATION OF EARNINGS PER COMMON SHARE--FULLY DILUTED
                    (In thousands except per share data)

                                    Thirteen Weeks         Twenty-Six Weeks
                                        Ended                   Ended
                                  June 28,   June 30,     June 28,   June 30,
                                    1996       1995         1996       1995
                                 ---------   --------    --------    --------

Shares outstanding                23,501     22,803       23,500     22,803

Net effect of dilutive stock
 options-based on the treasury
 stock method using the greater
 of month-end market price or
 average market price              1,190      1,902        1,260      1,842

Assumed conversion of convertible
 subordinated debentures               -          -            -          -
                                  ------     ------      -------    -------
Totals                            24,691     24,705       24,760     24,645
                                  ======    =======      =======    =======

Income before extraordinary item  $4,382     $2,866       $8,294     $4,885

Add convertible debentures
 interest and amortization,
 net of applicable taxes               -        212            -        788
                                  ------     -------      -------    ------
                                  $4,382     $3,078       $8,294     $5,673
                                  ======     =======      =======    ======
Per share amounts                  $0.18      $0.12        $0.33      $0.23
                                  ======     =======      ======     ======

Net income                        $4,382     $2,469       $8,294     $4,488

Add convertible debentures
 interest and amortization,
 net of aaplicable taxes               -        212            -        788
                                  -------    -------      -------    ------
                                  $4,382     $2,681       $8,294     $5,276
                                  =======    =======      =======    ======
Per share amounts                  $0.18      $0.11        $0.33      $0.21
                                  =======    =======      =======    ======